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                                                                     EXHIBIT 5.1

AKIN GUMP
STRAUSS HAUER & FELD LLP
ATTORNEYS AT LAW

September 20, 2004

Clear Channel Communications, Inc.
200 East Basse Road
San Antonio, Texas 78209

Re:   Clear Channel Communications, Inc.
      Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Clear Channel Communications, Inc., a Texas corporation (the "COMPANY"), in connection with the registration, pursuant to a registration statement on Form S-3, as amended (the "REGISTRATION STATEMENT"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "ACT"), of the proposed offer and sale by the Company of $750,000,000 in aggregate principal amount of the Company's 5.5% Senior Notes due 2014 (the "NOTES"). The Notes will be issued pursuant to an indenture dated as of October 1, 1997, between the Company and The Bank of New York, as Trustee (the "TRUSTEE"), as amended by the Seventeenth Supplemental Indenture dated as of September 20, 2004 (as so amended, the "INDENTURE"), and sold pursuant to the terms of an underwriting agreement (the "UNDERWRITING AGREEMENT") dated September 15, 2004, between the Company, Citigroup Global Markets Inc. and Wachovia Capital Markets, LLC (the "UNDERWRITERS"). We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We have also assumed the legal capacity of natural persons, the corporate or other power of all persons signing on behalf of the parties thereto other than the Company, the due authorization, execution and delivery of all documents by the parties thereto other than the Company, that the Notes will conform to the specimens examined by us and that the Trustee's certificate of authentication of Notes will be manually signed by one of the Trustee's authorized officers.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that when (a) the Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture and delivered to and paid for by the Underwriter pursuant to the Underwriting Agreement and (b)

           300 Convent Street, Suite 1500 / San Antonio, Texas 78205
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AKIN GUMP
STRAUSS HAUER & FELD LLP
ATTORNEYS AT LAW

Clear Channel Communications, Inc.
September 20, 2004
Page 2

applicable provisions of "blue sky" laws have been complied with, the Notes proposed to be issued pursuant to the Underwriting Agreement, when duly executed, authenticated and delivered by or on behalf of the Company, will be valid and binding obligations of the Company and will be entitled to the benefits of the Indenture.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

      A. We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions ("LAWS") of the state of New York and the Business Corporation Act of the state of Texas.

      B. This law firm is a registered limited liability partnership organized under the laws of the state of Texas.

      C. The matters expressed in this letter are subject to and qualified and limited by: (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally; (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing; (iv) the power of the courts to award damages in lieu of equitable remedies; (v) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution; and (vi) limitations on the waiver of rights under any stay, extension or usury Law or other Law, whether now or hereafter in force, which would prohibit or forgive the Company from paying all or any portion of the Notes as contemplated in the Indenture.

We hereby consent to the filing of copies of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus and any prospectus supplement forming a part of the Registration Statement under the caption "Legal Opinions." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

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AKIN GUMP
STRAUSS HAUER & FELD LLP
ATTORNEYS AT LAW

Clear Channel Communications, Inc.
September 20, 2004
Page 3

Very truly yours,

/s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.